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                                                                      EXHIBIT 23






                          Independent Auditors' Consent






The Board of Directors and Shareholders
Medi-Ject Corporation:

We consent to incorporation by reference in the registration statements (Nos. 333-20389 and 333-40483) on Form S-8 of Medi-Ject Corporation of our report dated February 18, 2000, relating to the balance sheets of Medi-Ject Corporation as of December 31, 1998 and 1999 and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report is included in the annual report on Form 10-K of Medi-Ject Corporation.



                                                     /s/ KPMG LLP




Minneapolis, Minnesota
March 30, 2000